Shiloh Industries Reports 2006 Second Quarter and First-Six Months Results

VALLEY CITY, OH -- 05/23/2006 -- Shiloh Industries, Inc. (NASDAQ: SHLO) today reported results for the second quarter and first half of fiscal 2006.

For the second quarter ended April 30, 2006, the Company reported sales of $172.2 million compared to sales of $166.8 million in the second quarter of fiscal 2005, an increase of 3.2%. Net income for the second quarter of fiscal 2006 was $7.4 million, or $0.45 per share, diluted, compared to net income of $8.5 million, or $0.52 per share, diluted, for the second quarter of fiscal 2005, which included the benefit of $2.0 million or $0.12 per share, diluted, related to favorable tax adjustment issues reported for that period. Net income for the second quarter 2006 included a beneficial tax adjustment of $1.5 million, or $0.09 per share, diluted related to tax credits in the state of Ohio. For the first half of fiscal 2006, sales were $317.9 million compared to $318.3 million in the first half of fiscal 2005. Net income for the first half of fiscal 2006 was $11.9 million, or $0.73 per share, diluted, compared to net income of $13.2 million, or $0.82 per share, diluted, for the first half of fiscal 2005.

Sales in the second quarter of fiscal 2006 increased 3.2%, in spite of a decline of 0.6% in overall North American car and light truck production and a decline of 3.0% in the car and light truck production of traditional domestic manufacturers during the quarter. The start up of new production programs and business outsourced to the Company from other Tier I manufacturers that supply car and light truck manufacturers contributed to the increased sales recorded in the second quarter of fiscal 2006. The Company's sales to the heavy truck market were also strong during the quarter.

Operating income for the second quarter of fiscal 2006 was $10.9 million compared to $12.6 million for the second quarter of fiscal 2005, a decrease of $1.7 million. Operating results were adversely affected by increased material costs not passed along to customers and increased material use in products produced during the quarter, as well as by increased utility costs. These factors were partially offset by lower selling, general and administrative expenses that declined as a result of recoveries of previously reserved accounts receivable and lower personnel related costs. Operating income for the first half of fiscal 2006 was $19.8 million compared to $23.5 million of operating income for the first half of fiscal 2005.

In commenting on the quarter and year-to-date results, Theodore K. Zampetis, President and CEO, said, "Despite the well published challenges facing the North American automotive industry in recent months, including the decrease in market share of some of our key customers as well as the increased cost of energy and its impact on vehicle build schedules, we continue to meet and exceed the business plan we established for this fiscal year. During the second quarter, we accelerated to peak volumes on several new programs we launched in the first quarter, and we are now preparing for more new program launches planned for the second half of this fiscal year."

Continuing, Mr. Zampetis added, "Recently, Shiloh was honored by General Motors with the 2005 Global Supplier of the Year Award. This is a great honor and privilege for all of our associates at Shiloh who have worked diligently to improve the operating performance and financial status of Shiloh Industries since 2002 when the Company's transformation process began. We anticipate that the basis of being selected for this recognition -- performance in quality, service, technology and price -- will present to Shiloh further opportunities for growth in the future."

Headquartered in Valley City, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 15 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 1,990.

A conference call to discuss fiscal 2006 second quarter and first six-month results will be held on Tuesday, May 23, 2006 at 11:00 a.m. (ET). To listen to the conference call, dial (877) 860-4996 approximately 5 minutes prior to the start time and request the Shiloh Industries second quarter conference call.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company's operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in the Company's expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company's ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel and utility costs; work stoppages and strikes at the Company's facilities and that of the Company's customers; the Company's dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions, including increased energy costs affecting car and light truck production, and regulations and policies regarding international trade; financial and business downturns of the Company's customers or vendors, including any bankruptcies; increases in the price of, or limitations on the availability of, steel, the Company's primary raw material, or decreases in the price of scrap steel; the successful launch and consumer acceptance of new vehicles for which the Company supplies parts; the occurrence of any event or condition that may be deemed a material adverse effect under the Company's credit agreement; pension plan funding requirements; and other factors, uncertainties, challenges and risks detailed in Shiloh's public filings with the Securities and Exchange Commission. Shiloh does not intend or undertake any obligation to update any forward-looking statements.

                          SHILOH INDUSTRIES, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                (Unaudited)
              (Amounts in thousands, except per share data)

                                            Three months     Six months
                                               ended           ended
                                            ------------    ------------
                                             April 30,        April 30,
                                            ------------    ------------
                                             2006   2005     2006   2005
                                            ------ ------   ------ ------

Revenues                               $172,154 $166,803 $317,899 $318,326
Cost of sales                           152,746  144,764  282,056  277,031
                                        -------  -------  -------  -------
     Gross profit                        19,408   22,039   35,843   41,295
Selling, general and administrative
 expenses                                 8,459    9,451   16,078   17,761
                                        -------  -------  -------  -------
     Operating income                    10,949   12,588   19,765   23,534
Interest expense                          1,506    1,541    2,995    4,789
Interest income                              11       46       22       81
Other income (expense), net                   6     (401)      47     (437)
                                        -------  -------  -------  -------
     Income before income taxes           9,460   10,692   16,839   18,389
Provision for income taxes                2,107    2,167    4,911    5,169
                                        -------  -------  -------  -------
     Net income                        $  7,353 $  8,525 $ 11,928 $ 13,220
                                        =======  =======  =======  =======

Earnings per share:
Basic earnings per share                 $  .46   $  .54   $  .75   $  .84
                                        =======  =======  =======  =======
Basic weighted average number of
 common shares                           15,967   15,920   15,958   15,895
                                        =======  =======  =======  =======

Diluted earnings per share               $  .45   $  .52   $  .73   $  .82
                                        =======  =======  =======  =======
Diluted weighted average number of
 common shares                           16,467   16,442   16,448   16,418
                                        =======  =======  =======  =======

CONTACT:
Stephen E. Graham
Chief Financial Officer
Shiloh Industries, Inc.
(330) 558-2600